Exhibit 99.1

For More Information
Contact:  James F. Oliviero
KSW, Inc., (718) 340-1409
joliviero@ksww.com

FOR IMMEDIATE RELEASE

KSW, INC. REPORTS THIRD QUARTER 2011 RESULTS

Long Island City, New York –November 9, 2011 – KSW, Inc. (NASDAQGM: KSW) today reported financial results for the third quarter of 2011.

Total revenues for the quarter ended September 30, 2011 decreased by $4,949,000, or 23.4%, to $16,169,000, as compared to $21,118,000 for the quarter ended September 30, 2010.  Total revenues for the nine months ended September 30, 2011 decreased by $8,868,000, or 15.0%, to $50,149,000, as compared to $59,017,000 for the nine months ended September 30, 2010.

Net income was $230,000, or $.04 per share, basic and diluted, for the quarter ended September 30, 2011, as compared to reported net income of $712,000, or $.11 per share, basic and diluted, for the quarter ended September 30, 2010. For the nine months ended September 30, 2011, net income was $966,000, or $.15 per share, basic and diluted, as compared to reported net income of $1,520,000, or $.24 per share, basic and diluted, for the nine months ended September 30, 2010.

Third Quarter revenue was lower due to the late start of several new projects.

As of September 30, 2011, the Company’s backlog was approximately $82,600,000. Added to that backlog number will be a new boiler plant upgrade project at Kingsborough Community College, valued at approximately $15,000,000, where the Company has been notified that it is the apparent low bidder.  The Company is actively seeking both private and public sector contracts to add to its backlog.

About KSW

KSW, Inc., through its wholly-owned subsidiary, KSW Mechanical Services, Inc., furnishes and installs heating, ventilating and air conditioning (HVAC) systems and process piping systems for institutional, industrial, commercial, high-rise residential and public works projects.  KSW Mechanical Services, Inc. also acts as Trade Manager on larger construction projects, such as the Mount Sinai Center for Science and Medicine.

For further information, please visit our website at www.kswmechanical.com.

Safe Harbor Statement

Certain statements contained in this press release are not historical facts, and constitute “forward-looking statements” (as such term is defined in the Private Securities Litigation Reform Act of 1995).  These forward looking statements generally can be identified as statements that include phrases such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “foresee”, “likely”, “should”, “will” or other similar words or phrases.  Such forward-looking statements concerning management’s expectations and other similar matters involve known and unknown risks, uncertainties and other important factors that could cause the actual results to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements.  Such risks, uncertainties, and other important factors that could cause actual results to differ materially from expectation of the Company include, among others, the outcome of the year-end audit and further internal review of the Company’s historical financial statements.  All written and oral forward-looking statements of or attributable to the Company or persons acting on behalf of the Company are qualified in their entirety by such factors.  The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.